Exhibit 99.1

NEWS RELEASE

Corporate Offices: 1328 Racine Street Racine, WI 53403

FOR IMMEDIATE RELEASE Contact: Jeffrey S. Knutson (262) 638-4242

TWIN DISC, INC. ANNOUNCES FISCAL 2017

SECOND QUARTER FINANCIAL RESULTS

●   Initiatives to Improve Operating and Financial Efficiencies Paying Off

●   Positive Operating Cash Flow in Second Quarter

●   Gross Profit Percent Improves 70 Basis Points on Lower Sales versus Q2 FY16

RACINE, WISCONSIN — January 31, 2017 — Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2017 second quarter and first half ended December 30, 2016.

Sales for the fiscal 2017 second quarter were $33,672,000, compared to $44,829,000 for the same period last year. Year-to-date sales were $69,507,000, compared to $82,201,000 for the fiscal 2016 first half. The sales decline for both the fiscal 2017 second quarter and first half was primarily the result of softening demand in Asia for the Company’s commercial marine products, an ongoing domestic supplier transition issue delaying shipments, a reduction in global demand for industrial products and a decline in volume related to the Company’s oil and gas products.

Commenting on the results, John H. Batten, President and Chief Executive Officer, said: “Challenging market conditions continued throughout the fiscal 2017 second quarter. However, the initiatives we have implemented to improve operating and financial efficiencies have helped us navigate a weak environment across many of our end markets. We generated positive operating cash flow in the fiscal 2017 second quarter, despite a 24.9 percent decline in sales compared to the same period last fiscal year. We remain focused on proactively adjusting our cost structure for changes in demand, working with customers to provide exceptional service, and developing next generation products that will drive higher market share once our markets recover. As oil and gas prices have stabilized and started to slowly improve, we are cautiously optimistic that demand in the oil and gas market, as well as adjacent markets in which we operate, will begin to benefit our results in the second half of fiscal 2017.”

Gross margin for the fiscal 2017 second quarter was 26.6 percent, compared to 25.9 percent for the same period last year. The 70 basis point increase in gross profit percent for the fiscal 2017 second quarter was primarily due to improved operating efficiencies and a global reduction in fixed manufacturing costs, along with a foreign property tax refund ($793,000), which more than offset the impact of lower volumes. Year-to-date, gross margin was 26.1 percent compared to 24.1 percent for the fiscal 2016 first half.

For the fiscal 2017 second quarter, marketing, engineering and administrative (ME&A) expenses declined $2,032,000 to $12,560,000. The 13.9 percent decline in ME&A expenses in the quarter was primarily due to cost reduction actions taken over the past five quarters, along with reduced pension expense and reduced spending on corporate development. Year-to-date, ME&A expenses have declined $4,798,000, or 16.1 percent, to $25,035,000, compared to the same period last fiscal year.

During the fiscal 2017 second quarter, the Company recorded restructuring charges of $816,000, bringing the first half restructuring charges to $1,074,000. These restructuring activities related to headcount reductions at certain of the Company’s domestic and foreign operations.

The fiscal 2017 first half effective tax rate was 28.8 percent, compared to the fiscal 2016 first half rate of 36.8 percent. The decrease in the fiscal 2017 effective tax rate was primarily a function of an adjustment to foreign tax credits.

Net loss attributable to Twin Disc for the fiscal 2017 second quarter was ($2,912,000), or ($0.26) per share, compared to a net loss attributable to Twin Disc of ($2,301,000), or ($0.21) per share, for the fiscal 2016 second quarter. Year-to-date, the net loss attributable to Twin Disc was ($5,608,000), or ($0.50) per share, compared to a net loss attributable to Twin Disc of ($6,624,000), or ($0.59) per share for the fiscal 2016 first half.

Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA)* were ($2,227,000) for the fiscal 2017 second quarter, compared to ($1,598,000) for the fiscal 2016 second quarter. For the fiscal 2017 first half, EBITDA was ($4,006,000), compared to ($5,818,000) for the fiscal 2016 comparable period.

Jeffrey S. Knutson, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary, stated: “We generated $222,000 of operating cash flow in the quarter, primarily through improvements in working capital. Working capital at December 30, 2016, was $80,483,000, compared to $88,904,000, at June 30, 2016, and $85,600,000 at December 25, 2015. At December 30, 2016, the Company had $12,991,000 in cash and $7,782,000 of borrowings drawn under our $40,000,000 revolving credit facility. Year-to-date, we have invested $1,094,000 in capital expenditures and expect to invest approximately $3,000,000 to $5,000,000 in capital expenditures this fiscal year. Our strong balance sheet and reduced capital requirements position the company to navigate this challenging cycle, while ensuring we can quickly ramp up investments in working capital once our markets start to improve.”

Mr. Batten concluded: “Our six-month backlog at December 30, 2016 was $37,974,000 compared to $35,709,000 at June 30, 2016 and $34,604,000 at December 25, 2015. The company’s backlog has started to improve and is the highest level in past three quarters. In addition, we received our first order for new oil and gas transmissions in over two years in the quarter, and continue to experience increased quoting activity on new projects. While these are encouraging signs, we need to experience sustained demand and building momentum before we declare a turn in the oil and gas market cycle. With this said, our operations and financial results are well positioned to benefit when demand in the oil and gas market does improve.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on Tuesday, January 31, 2017. To participate in the conference call, please dial 888-297-0358 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. January 31, 2017 until midnight February 7, 2017. The number to hear the teleconference replay is 844-512-2921. The access code for the replay is 5349598.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com/index.cfm and follow the instructions at the web cast link. The archived webcast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

(In thousands, except per-share data; unaudited)

	Quarter Ended		Two Quarters Ended
	Dec. 30, 2016	Dec. 25, 2015	Dec. 30, 2016	Dec. 25, 2015
Net sales	$33,672	$44,829	$69,507	$82,201
Cost of goods sold	24,723	33,223	51,385	62,406
Gross profit	8,949	11,606	18,122	19,795

Marketing, engineering and administrative expenses	12,560	14,592	25,035	29,833
Restructuring of operations	816	515	1,074	515
Other operating expense (income)	-	56	-	(445)
Loss from operations	(4,427)	(3,557)	(7,987)	(10,108)

Interest expense	122	109	175	200
Other expense (income), net	(456)	231	(346)	73

Loss before income taxes and noncontrolling interest	(4,093)	(3,897)	(7,816)	(10,381)
Income tax benefit	(1,201)	(1,608)	(2,253)	(3,817)

Net loss	(2,892)	(2,289)	(5,563)	(6,564)
Less: Net earnings attributable to noncontrolling interest, net of tax	(20)	(12)	(45)	(60)
Net loss attributable to Twin Disc	$(2,912)	$(2,301)	$(5,608)	$(6,624)

Loss per share data:
Basic loss per share attributable to Twin Disc common shareholders	$(0.26)	$(0.21)	$(0.50)	$(0.59)
Diluted loss per share attributable to Twin Disc common shareholders	$(0.26)	$(0.21)	$(0.50)	$(0.59)

Weighted average shares outstanding data:
Basic	11,242	11,197	11,231	11,196
Diluted	11,242	11,197	11,231	11,196

Dividends per share	$0.00	$0.09	$0.00	$0.18

Comprehensive loss:
Net loss	$(2,892)	$(2,289)	$(5,563)	$(6,564)
Benefit plan adjustments, net of taxes of $399, $465, $798, and $891, respectively	750	805	1,422	1,544
Foreign currency translation adjustment	(4,198)	(2,316)	(3,515)	(4,128)
Comprehensive loss	(6,340)	(3,800)	(7,656)	(9,148)
Less: Comprehensive income attributable to noncontrolling interest	(31)	(19)	(112)	(48)
Comprehensive loss attributable to Twin Disc	$(6,371)	$(3,819)	$(7,768)	$(9,196)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per-share data; unaudited)

	December 30,	June 30,
	2016	2016
ASSETS
Current assets:
Cash	$12,991	$18,273
Trade accounts receivable, net	22,727	25,363
Inventories	64,529	66,569
Prepaid expenses	7,182	7,353
Other	7,272	7,477

Total current assets	114,701	125,035

Property, plant and equipment, net	48,590	51,665
Deferred income taxes	28,003	25,870
Goodwill, net	4,999	5,120
Intangible assets, net	2,006	2,164
Other assets	4,123	4,068

TOTAL ASSETS	$202,422	$213,922

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$13,865	$14,716
Accrued liabilities	20,353	21,415

Total current liabilities	34,218	36,131

Long-term debt	7,782	8,501
Accrued retirement benefits	47,888	48,705
Deferred income taxes	784	827
Other long-term liabilities	2,029	2,705

Total liabilities	92,701	96,869

Twin Disc shareholders’ equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; Issued: 13,099,468; no par value	9,609	11,761
Retained earnings	170,054	175,662
Accumulated other comprehensive loss	(46,302)	(44,143)
	133,361	143,280
Less treasury stock, at cost (1,580,335 and 1,749,294 shares, respectively)	24,205	26,790

Total Twin Disc shareholders' equity	109,156	116,490

Noncontrolling interest	565	563
Total equity	109,721	117,053

TOTAL LIABILITIES AND EQUITY	$202,422	$213,922

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands; unaudited)

	Two Quarters Ended
	December 30, 2016	December 25, 2015

Cash flows from operating activities:
Net loss	$(5,563)	$(6,564)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	3,680	4,423
Restructuring expenses	174	442
Provision for deferred income taxes	(2,580)	(3,866)
Stock compensation expense and other non-cash changes, net	720	720
Net change in operating assets and liabilities	1,130	396
Net cash used by operating activities	(2,439)	(4,449)

Cash flows from investing activities:
Proceeds from sale of business	-	3,500
Proceeds from life insurance policy	-	1,907
Acquisitions of fixed assets	(1,094)	(2,876)
Proceeds from sale of fixed assets	9	80
Other, net	(129)	(271)
Net cash (used) provided by investing activities	(1,214)	2,340

Cash flows from financing activities:
Borrowings under revolving loan agreement	26,948	42,012
Repayments under revolving loan agreement	(27,666)	(38,455)
Proceeds from exercise of stock options	-	12
Dividends paid to shareholders	-	(2,041)
Dividends paid to noncontrolling interest	(109)	(192)
Excess tax (shortfall) benefits from stock compensation	(153)	(267)
Payments of withholding taxes on stock compensation	(140)	(190)
Net cash (used) provided by financing activities	(1,120)	879

Effect of exchange rate changes on cash	(509)	(1,075)

Net change in cash and cash equivalents	(5,282)	(2,305)

Cash and cash equivalents:
Beginning of period	18,273	22,936

End of period	$12,991	$20,631

Reconciliation of Consolidated net LOSS to EBITDA

(In thousands; unaudited)

	Quarter Ended		Two Quarters Ended
	Dec. 30 2016	Dec. 25 2015	Dec. 30 2016	Dec. 25 2015
Net loss attributable to Twin Disc	$(2,912)	$(2,301)	$(5,608)	$(6,624)
Interest expense	122	109	175	200
Income taxes	(1,201)	(1,608)	(2,253)	(3,817)
Depreciation and amortization	1,764	2,202	3,680	4,423
Loss before interest, taxes, depreciation and amortization	$(2,227)	$(1,598)	$(4,006)	$(5,818)

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